As filed with the Securities and Exchange Commission on February 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Kansas City Southern

(Exact name of registrant as specified in its charter)

Delaware	44-0663509
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

427 West 12th Street

Kansas City, Missouri 64105

(Address of Principal Executive Offices, including Zip Code)

Kansas City Southern

401(k) and Profit Sharing Plan

(Full title of the plan)

Brian P. Banks, Esq.

Kansas City Southern

427 West 12th Street Kansas City, MO 64105

(Name and address of agent for service)

(816) 983-1382

(Telephone number, including area code, of agent for service)

PLEASE SEND COPIES OF COMMUNICATIONS TO:

James M. Ash, Esq.

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

(816) 983-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	600,000	$ 68.88	$ 41,328,000	$ 4,737

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend, or similar transaction.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Kansas City Southern 401(k) and Profit Sharing Plan (the “Plan”) described herein.
(3)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of a share of the Company’s common stock reported for trading on the New York Stock Exchange on February 8, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed by the Company and the Plan with the Securities and Exchange Commission are hereby incorporated or deemed to be incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission on February 8, 2012, and the Plan’s Form 11-K for the fiscal years ended December 31, 2010 and 2009 filed with the Securities and Exchange Commission on June 15, 2011.

(b)	All other documents filed by the Company or the Plan with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a Post-Effective Amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Common Stock

Under the Company’s Restated Certificate of Incorporation, it is authorized to issue 400,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2011, 109,910,857 shares of common stock were issued and outstanding. The Company’s common stock is listed on the New York Stock Exchange.

Holders of common stock are entitled to receive dividends when, as and if declared by the Company’s Board of Directors out of funds legally available for the payment of dividends, provided that, if any shares of New Series Preferred Stock or 4% Preferred Stock are outstanding, no dividends or other distributions may be made with respect to the common stock unless full required dividends on the shares of New Series Preferred Stock and 4% Preferred Stock have been paid, including accumulated dividends in the case of any series of New Series Preferred Stock designated to receive cumulative dividends. The agreements governing the Company’s term loans, revolving credit facility and debt securities impose certain limitations on its ability to pay cash dividends on the Company’s common stock.

Holders of common stock are entitled to one vote per share multiplied by the number of directors to be elected in an election of directors, which may be cast cumulatively, and to one vote per share on any other matter, voting as a single class. In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Company, holders of common stock are entitled to receive pro rata, after satisfaction in full of the prior rights of creditors (including holders of the Company’s indebtedness) and holders of any New Series Preferred Stock and 4% Preferred Stock, all remaining assets available for distribution. The issuance of additional shares of New Series Preferred Stock or 4% Preferred Stock may result in a dilution in the voting power and relative equity interests of the holders of common stock and would subject the common stock to the prior dividend and liquidation rights of the additional New Series Preferred Stock and 4% Preferred Stock issued. The common stock is not redeemable and has no preemptive rights.

Certain Anti-takeover Effects

General. Certain provisions of the Company’s Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law (the “DGCL”) could make it more difficult to consummate an acquisition of control of the Company by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Company’s Board of Directors. The provisions described below may reduce the Company’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of its assets or an unsolicited takeover attempt which is unfair to its stockholders. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation and Bylaws and the DGCL.

Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither the Company’s Restated Certificate of Incorporation nor its Bylaws contains a provision electing to “opt-out” of Section 203.

Supermajority Requirements. In addition to the requirements of Section 203 of the DGCL, the Company’s Restated Certificate of Incorporation provides that the affirmative vote of 70% of its outstanding stock entitled to vote shall be required for (1) any merger or consolidation with or into another corporation; or (2) any sale or other disposition by the Company, of all or substantially all of the Company’s assets to a person who beneficially owns more than 5% of its outstanding stock. However, the above will not apply to any transaction if the transaction is authorized by a resolution of the Company’s Board of Directors prior to the time the other corporation becomes the holder of more than 5% of its outstanding stock. This provision may only be amended by the vote of 70% of the outstanding stock.

The Company’s Restated Certificate of Incorporation also requires the vote of 70% of its outstanding stock to increase the number of directors above 18, eliminate cumulative voting for directors and de-classify the Board of Directors.

Special Meetings. Pursuant to the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the charter or the bylaws. The Company’s Restated Certificate of Incorporation and Bylaws provides that special meetings of stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, or the Chief Executive Officer of the Company.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under the Company’s Restated Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Advance Notice Requirements. The Company’s Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of the stockholders. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of the Company before the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals other than nomination of director candidates must be received at the principal executive offices of the Company not less than 45 nor more than 90 days before an annual meeting at which the proposals are to be presented, and notice of stockholder nominations of director candidates to be presented at an annual or special meeting must be received not later than 90 days but not earlier than 150 days before the anniversary of the preceding year’s annual meeting. The notice must contain certain information specified in the Bylaws.

No Written Consent of Stockholders. The Company’s Restated Certificate of Incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit the stockholders to act by written consent without a meeting.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

The bylaws of the Company provide that each person who, at any time is, or shall have been, a director, officer, employee or agent of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director, officer, employee or agent of the Company, or served at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent provided under Section 145 of the Delaware Statute.

In addition, the Company has entered into indemnification agreements with its officers and directors. Those agreements are intended to supplement its officer and director liability insurance and provide the officers and directors with specific contractual assurance that the protection provided by its bylaws will continue to be available regardless of, among other things, an amendment to the bylaws or a change in management or control of the Company. The indemnification agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys’ fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in certain capacities. Under the indemnification agreements, the Company’s determinations of indemnity are made by a committee of disinterested directors unless a change in control of the Company has occurred, in which case the determination is made by special independent counsel. The indemnification agreements also provide a mechanism to seek court relief if indemnification or expense advances are denied or not received within specified periods. Indemnification and advancement of expenses would also be provided in connection with court proceedings initiated to determine rights under the indemnification agreements and certain other matters.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation, filed as Exhibit 3.4 to the Company’s Current Report on Form 8-K, filed on October 26, 2010.

4.2	Amended and Restated By-Laws of the Company, as amended and restated on June 28, 2010, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on June 29, 2010.

4.3*	Kansas City Southern 401(k) and Profit Sharing Plan (Amended and Restated Effective January 1, 2009).

4.4*	Amendment to the Kansas City Southern 401(k) and Profit Sharing Plan (Amended and Restated Effective January 1, 2009), dated December 7, 2011.

4.5*	Amendment Two to the Kansas City Southern 401(k) and Profit Sharing Plan (Amended and Restated Effective January 1, 2009), dated December 7, 2011.

5.1*	Opinion of Husch Blackwell LLP.

23.1*	Consent of Husch Blackwell LLP (contained in Exhibit 5.1 hereto).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

23.3*	Consent of McGladrey & Pullen LLP, independent registered public accounting firm.

24.1*	Power of Attorney (contained in the signature page hereto).

*	Filed herewith.

In lieu of an opinion of counsel concerning the compliance with the requirements of ERISA and an Internal Revenue determination letter that the plan is qualified under Section 401 of the Internal Revenue Code, the registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, County of Jackson, State of Missouri, on February 13, 2012.

KANSAS CITY SOUTHERN

By:	/s/ David L. Starling
David L. Starling
President and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Starling and Michael W. Upchurch, and each or any of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Michael R. Haverty Michael R. Haverty	Executive Chairman of the Board of Directors	February 13, 2012

/s/ David L. Starling David L. Starling	President, Chief Executive Officer and Director (Principal Executive Officer)	February 13, 2012

/s/ Michael W. Upchurch Michael W. Upchurch	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 13, 2012

/s/ Mary K. Stadler Mary K. Stadler	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 13, 2012

/s/ Lu M. Córdova Lu M. Córdova	Director	February 13, 2012

/s/ Henry R. Davis Henry R. Davis	Director	February 13, 2012

/s/ Robert J. Druten Robert J. Druten	Director	February 13, 2012

/s/ Terrence P. Dunn Terrence P. Dunn	Director	February 13, 2012

/s/ Antonio O. Garza, Jr. Antonio O. Garza, Jr.	Director	February 13, 2012

/s/ Thomas A. McDonnell Thomas A. McDonnell	Director	February 13, 2012

/s/ Rodney E. Slater Rodney E. Slater	Director	February 13, 2012

The Plan. Pursuant to the requirements of the Securities Act, the administrator of the Plan has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, as of the 13th day of February, 2012.

KANSAS CITY SOUTHERN 401(K) AND PROFIT SHARING PLAN

BY: KANSAS CITY SOUTHERN, as Plan administrator

By:	/s/ John E. Derry
Name:	John E. Derry
Title:	Senior Vice President – Human Resources

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

4.1		Restated Certificate of Incorporation, filed as Exhibit 3.4 to the Company’s Current Report on Form 8-K, filed on October 26, 2010.

4.2		Amended and Restated By-Laws of the Company, as amended and restated on June 28, 2010, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on June 29, 2010.

4.3	*	Kansas City Southern 401(k) and Profit Sharing Plan (Amended and Restated Effective January 1, 2009).

4.4	*	Amendment to the Kansas City Southern 401(k) and Profit Sharing Plan (Amended and Restated Effective January 1, 2009), dated December 7, 2011.

4.5	*	Amendment Two to the Kansas City Southern 401(k) and Profit Sharing Plan (Amended and Restated Effective January 1, 2009), dated December 7, 2011.

5.1	*	Opinion of Husch Blackwell LLP.

23.1	*	Consent of Husch Blackwell LLP (contained in Exhibit 5.1 hereto).

23.2	*	Consent of KPMG LLP, independent registered public accounting firm.

23.3	*	Consent of McGladrey & Pullen LLP, independent registered public accounting firm.

24.1	*	Power of Attorney (contained in the signature page hereto).

*	Filed herewith.